                                                                      Exhibit 99
[SOUTHWEST BANCORP, INC. LOGO]

                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS


CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230
RELEASE DATE:     JULY 25, 2005


         July 25, 2005, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), ("Southwest"), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National"), SNB Bank of Wichita ("SNB Wichita"), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. today reported net income for the second quarter of 2005 of $5.2 million, a 14% increase from the $4.6 million reported for the second quarter of 2004. Diluted earnings per share were $0.40 compared to $0.37 per share for the 2004 period, an increase of 8%. Net Income for the first six months of 2005 was $10.6 million, a 21% increase from the $8.8 million reported for the first six months of 2004. Diluted earnings per share were $0.83 compared to $0.71 per share for the 2004 period, an increase of 17%.

         On June 24, 2005, Southwest's subsidiary, SBI Capital Trust, redeemed its trust preferred securities, requiring Southwest to expense $970,000 ($604,000 net after tax) in related unamortized issuance costs. This write-off decreased diluted earnings per share by $0.05. The redemption is expected to benefit net income in future periods as these borrowings are replaced at lower interest rates.

         Rick Green, President and Chief Executive Officer, stated, "Southwest's earnings growth for the first six months of 2005 is primarily the result of loan growth, improved loan yields, our continuing focus on increasing net interest income by careful management of interest margins and funding, increased gains on student loan sales, and greater service charge income."


         FIRST HALF 2005 HIGHLIGHTS

o        Completion of $42.5 million common stock offering to support planned growth

o        Total assets of $2.0 billion; a 7% increase from the $1.9 billion reported at year-end 2004

o        Total loans of $1.7 billion; a 5% increase from the $1.6 billion reported at year-end 2004

o        Net income, year-to-date:                            $10.6 million; a 21% increase from the first six months of 2004

o        Net income, for second quarter:                      $5.2 million; a 14% increase from second quarter 2004

o        Diluted earnings per share, year-to-date:            $0.83; a 17% increase from the first six months of 2004

o        Diluted earnings per share, for second quarter:      $0.40; an 8% increase from second quarter 2004

o        Dividends per share:                                 $0.075; a 7% increase from second quarter 2004

o        Return on average equity:                            15.79% for the first six months of 2005

                                                              14.92% for the second quarter 2005

o        GAAP-based efficiency ratio:                         51.98% for the first six months of 2005

                                                              54.98% for the second quarter 2005

STRATEGIC PERSPECTIVE

         "At Southwest, we focus on converting our strategic vision into long-term shareholder value. This vision includes long term goals for increasing our earnings and banking assets from our operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business and commercial real estate customers and from our more traditional, banking operations," Rick Green continued. "Our successful common stock offering will provide capital needed to support our strategic growth goals, which include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers."

         At June 30, 2005, Southwest's five Texas and two Kansas offices accounted for $425.8 million in loans, excluding loan participations sold to other financial institutions. Southwest also plans to continue the expansion of its secondary market activities, in particular student lending. During fiscal year 2004, Southwest was one of the top 40 student lenders in the nation by dollar volume. Mr Green stated, "We also are dedicated to our consumer banking operations, and may establish or acquire additional community banking offices in selected markets." Southwest does not have any agreements to make any acquisitions at this time, however.

ADDITIONAL FINANCIAL INFORMATION FOR THE FIRST HALF OF 2005

         Net income for the first six months of 2005 was $10.6 million, up $1.8 million, or 21%, from the same period in 2004. Basic earnings per share for 2005 were $0.86, up 18% from $0.73 in 2004. Diluted earnings per share of $0.83 increased 17% over 2004.

         Net interest income increased $9.3 million, or 28% from the first six months of 2004. Noninterest income for the first six months of 2005 increased $1.5 million from the $6.4 million reported for the same period in 2004 due primarily to a $687,000 increase in gains on sale of student loans. Noninterest income also benefited from a $578,000 increase in service charges and fees on deposit accounts and a $463,000 increase in other noninterest income. These increases were partially offset by a $45,000 reduction in gains on sale of residential mortgage loans and a $186,000 reduction in gains on sale of other loans.

         The provision for loan losses of $7.3 million increased $3.1 million, or 74%, from 2004. Noninterest expense of $25.9 million increased $4.8 million, or 23%, from the $21.1 million reported for the first six months of 2004, primarily as a result of a $2.2 million increase in personnel expense, a $1.9 million increase in general and administrative expense (which included the $970,000 write-off associated with the redemption of trust preferred securities and a $407,000 provision for unfunded loan commitments), a $499,000 increase in other real estate expense, a $188,000 increase in occupancy expense and a $45,000 increase in FDIC and other insurance. The increase in other real estate expense occurred due to efforts to continue operations of certain acquired properties until such time as they can be sold and to prepare other properties for sale.

ADDITIONAL FINANCIAL INFORMATION FOR THE SECOND QUARTER OF 2005

         Net income for the second quarter of 2005 was $5.2 million, up $625,000, or 14%, from the same period in 2004. Basic earnings per share for 2005 were $0.42, up 11% from $0.38 in 2004. Diluted earnings per share of $0.40 increased 8% over 2004.

         Net interest income increased $3.8 million, or 22% from the second quarter of 2004. Noninterest income for the second quarter of 2005 increased $894,000 from the $3.3 million reported for the same period in 2004 due primarily to a $299,000 increase in gains on sale of student loans, a $350,000 increase in service charges and fees on deposit accounts and a $335,000 increase in other noninterest income. These increases were partially offset by a $90,000 reduction in gains on sale of other loans.

         The provision for loan losses of $3.0 million increased $435,000, or 17%, from 2004. Noninterest expense of $13.8 million increased $3.2 million, or 30%, from the $10.6 million reported for the second quarter of 2004, primarily as a result of a $1.2 million increase in personnel expense, a $1.6 million increase in general and administrative expense (which included the $970,000 write-off associated with the redemption of trust preferred securities and a $407,000 provision for unfunded loan commitments), a $352,000 increase in other real estate expense, a $73,000 increase in occupancy expense and a $23,000 increase in FDIC and other insurance.

ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LOAN COMMITMENTS

           At the beginning of 2005, Southwest established a reserve for unfunded loan commitments as a liability on Southwest's statement of financial condition. The reserve formerly was presented within the allowance for loan losses. At June 30, 2005, this reserve for unfunded loan commitments was $1.4 million, an increase of 43% from the amount previously included in the allowance for loan losses at December 31, 2004. The amounts of the allowance for loan losses and other financial information for December 31, 2004 and June 30, 2004 presented in this release also reflect the reclassification of the reserve for unfunded loan commitments from the allowance for loan losses to a separate liability account. At June 30, 2005, the allowance for loan losses was $20.8 million, an increase of $1.9 million, or 10%, from the allowance for loan losses at year-end 2004. At June 30, 2005, the allowance for loan losses was 1.23% of total loans, compared to 1.17% at year-end 2004. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans.

NONPERFORMING ASSETS

         Nonaccrual loans totaled $10.0 million at June 30, 2005 compared to $12.7 million at March 31, 2005, $22.2 million at December 31, 2004, $28.5 million at September 30, 2004 and $14.3 million at June 30, 2004. Total nonperforming loans of $11.4 million decreased $11.8 million, or 51%, from year-end 2004, and represented 0.67% of total loans, compared to 1.43% of total loans at year-end 2004. At June 30, 2005, $1.7 million, or 15%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans. We reduced our total nonperforming loans by $11.8 million in the first six months of 2005 and $7.6 million in the fourth quarter of 2004 through resolution, foreclosure, or charge-off. Other real estate at June 30, 2005, was $9.8 million, a reduction of $2.1 million from March 31, 2005. Total nonperforming assets at June 30, 2005, were $21.1 million, down $7.0 million, or 25%, from year-end 2004 and down $12.1 million, or 36%, from September 30, 2004.

FINANCIAL CONDITION

         At June 30, 2005, total assets were $2.0 billion, a $125.9 million increase from the end of 2004. Total portfolio loans (loans other than those held for sale) at June 30, 2005 were $1.3 billion, up $36.9 million, or 3%, from year-end 2004. Loans held for sale, which are primarily guaranteed student loans, grew by $36.5 million during the first six months of 2005. (See "Forward Looking Statements" below.) Shareholders' equity at June 30, 2005 totaled $162.9 million, a $36.9 million, or 29%, increase from December 31, 2004. The increase was the result of net proceeds of the common stock offering and earnings offset in part by cash dividends and a $12.1 million purchase of shares of common stock from a former director, announced in May 2005.

SECURITIES

         Southwest's common stock is traded on the NASDAQ National Market under the symbol OKSB. In June, Southwest completed an offering of 2.4 million shares of common stock at $17.60 per share resulting in net proceeds after underwriting discounts and offering expenses of approximately $39.4 million. Stifel Nicolaus & Co., Edward Jones & Co., Friedman Billings Ramsey, Keefe Bruyette & Woods and SunTrust Robinson Humphrey served as the underwriters in the offering. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., RBC Capital Markets Corp., UBS Capital Markets, L.P., Morgan Stanley & Co., Inc., Sandler O'Neill & Partners, FTN Midwest Securities Corp., Citigroup Global Markets, Inc., Lehman Brothers, Inc., SunTrust Capital Markets, Inc., and Friedman Billings Ramsey & Co.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Southwest Bancorp, Inc. is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, and two consulting subsidiaries, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from twelve full-service offices in Stillwater, Oklahoma City, Tulsa and Chickasha, Oklahoma; Dallas, Austin, and San Antonio, Texas; and Wichita, Kansas; loan production offices in Kansas City, Kansas, and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; and on the Internet, through SNB DirectBanker(R).

         Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At June 30, 2005, Southwest had total assets of $2.0 billion, deposits of $1.7 billion, and shareholders' equity of $162.9 million. Southwest became a public company in late 1993 with assets of approximately $434.0 million. Southwest's growth to date has been accomplished without banking acquisitions, however acquisitions of other financial institutions and other companies have been considered from time to time, and will be considered in the future, although there are no specific agreements or understandings for any such acquisitions at the present time.

         Southwest's banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. Southwest now serves over 2,000 practicing physicians and dentists in seven states, with concentrations in the Southwest and Midwest.

         Southwest's banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement the more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently. Southwest plans to roll out a new website on September 1, 2005, designed to provide even more efficient, interactive service for healthcare and business professionals.

         Southwest seeks to build close relationships with businesses, professionals and their principals and to service their banking needs throughout their business development and professional lives.

         Southwest's two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

         Southwest previously announced that the yields on guaranteed private student loans originated in 2005 will be substantially less than those made during 2004. This yield reduction is expected to reduce the profitability of student lending and Southwest's secondary market segment for the year 2005, but had no material effect on first and second quarter 2005 earnings and will not affect the profitability of Southwest's other operating segments. Southwest anticipates continued growth in guaranteed student lending in 2005.

                             SOUTHWEST BANCORP, INC.

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  JUNE 30,           DECEMBER 31,
 (Dollars in thousands, except per share data)                                                      2005                 2004
---------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                                         $   30,581           $   24,097
 Federal funds sold                                                                                     500                    -
---------------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                                      31,081               24,097
 Investment securities:
      Held to maturity, fair value $1,581 (2005) and $2,509 (2004)                                    1,589                2,495
      Available for sale, amortized cost $245,364 (2005) and $205,393 (2004)                        243,367              204,092
      Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                                 13,793               13,464
 Loans held for sale                                                                                391,074              354,557
 Loans receivable, net of allowance for loan losses
      of $20,841 (2005) and $18,991 (2004)                                                        1,285,365            1,250,327
 Accrued interest receivable                                                                         15,456               15,091
 Premises and equipment, net                                                                         20,291               19,860
 Other assets                                                                                        37,630               29,804
---------------------------------------------------------------------------------------------------------------------------------
             Total assets                                                                        $2,039,646           $1,913,787
=================================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits:
      Noninterest-bearing demand                                                                 $  221,067           $  183,738
      Interest-bearing demand                                                                        56,925               57,359
      Money market accounts                                                                         385,516              379,818
      Savings accounts                                                                                8,304                8,108
      Time deposits of $100,000 or more                                                             665,697              609,670
      Other time deposits                                                                           328,969              261,365
---------------------------------------------------------------------------------------------------------------------------------
          Total deposits                                                                          1,666,478            1,500,058
 Accrued interest payable                                                                             7,353                4,911
 Income tax payable                                                                                   2,720                2,266
 Other borrowings                                                                                   145,932              200,065
 Other liabilities                                                                                    6,522                7,370
 Reserve for unfunded loan commitments                                                                1,360                  953
 Subordinated debentures                                                                             46,393               72,180
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities                                                                    1,876,758            1,787,803
 SHAREHOLDERS' EQUITY:
      Common stock - $1 par value; 20,000,000 shares authorized;
          14,658,042 (2005) and 12,243,042 (2004) shares issued and outstanding                      14,658               12,243
      Paid in capital                                                                                45,421                7,993
      Retained earnings                                                                             116,583              107,905
      Accumulated other comprehensive loss                                                           (1,222)                (797)
      Treasury stock, at cost; 715,056 (2005) and 138,189 (2004) shares                             (12,552)              (1,360)
---------------------------------------------------------------------------------------------------------------------------------
             Total shareholders' equity                                                             162,888              125,984
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities & shareholders' equity                                            $2,039,646           $1,913,787
=================================================================================================================================

                             SOUTHWEST BANCORP, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------------------
                                                                    For the three months               For the six months
                                                                       ended June 30,                    ended June 30,
 (Dollars in thousands)                                            2005             2004             2005              2004
--------------------------------------------------------------------------------------------------------------------------------
 INTEREST INCOME:
      Interest and fees on loans                                   $31,105          $22,419           $61,028           $43,223
      Investment securities                                          2,122            2,002             4,125             3,955
      Other interest-bearing assets                                     18                2                38                 3
--------------------------------------------------------------------------------------------------------------------------------
          Total interest income                                     33,245           24,423            65,191            47,181

 INTEREST EXPENSE:
      Interest-bearing deposits                                      9,664            4,961            17,605             9,798
      Other borrowings                                               1,454            1,318             3,122             2,540
      Subordinated debentures                                        1,235            1,079             2,480             2,160
--------------------------------------------------------------------------------------------------------------------------------
          Total interest expense                                    12,353            7,358            23,207            14,498
--------------------------------------------------------------------------------------------------------------------------------

 Net interest income                                                20,892           17,065            41,984            32,683

 Provision for loan losses                                           2,986            2,551             7,295             4,200

 OTHER INCOME:
      Service charges and fees                                       2,768            2,418             5,263             4,685
      Gain on sales of loans receivable                                916              707             1,769             1,313
      Gain (loss) on sales of investment securities                     --               --                --                 1
      Other noninterest income                                         494              159               866               403
--------------------------------------------------------------------------------------------------------------------------------
          Total other income                                         4,178            3,284             7,898             6,402

 OTHER EXPENSE:
      Salaries and employee benefits                                 6,339            5,171            12,551            10,330
      Occupancy                                                      2,338            2,265             4,684             4,496
      FDIC and other insurance                                         119               96               236               191
      Other real estate                                                376               24               540                41
      General and administrative                                     4,612            3,046             7,917             6,056
--------------------------------------------------------------------------------------------------------------------------------
          Total other expenses                                      13,784           10,602            25,928            21,114
--------------------------------------------------------------------------------------------------------------------------------
 Income before taxes                                                 8,300            7,196            16,659            13,771
      Taxes on income                                                3,071            2,592             6,044             4,965
--------------------------------------------------------------------------------------------------------------------------------
 Net income                                                        $ 5,229          $ 4,604           $10,615           $ 8,806
================================================================================================================================

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

-------------------------------------------------------------------------------------------------------------------------
                                                                                     For the three months ended
 (Dollars in thousands)                                                                      June 30, 2005
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Interest
                                                                                 Average          Income/       Average
                                                                                 Balance          Expense      Yield/Rate
                                                                            ---------------------------------------------
 ASSETS
 Total loans and leases                                                           $1,726,037        $31,105        7.23%
 Investment securities                                                               229,692          2,122         3.71
 Other interest-earning assets                                                         2,565             18         2.81
-------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                               1,958,294         33,245         6.81
 Other assets                                                                         94,347
---------------------------------------------------------------------------------------------
       Total assets                                                               $2,052,641
=============================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                                 $   66,671          $  89        0.54%
 Money market accounts                                                               380,347          2,383         2.51
 Savings accounts                                                                      8,524              5         0.24
 Time deposits                                                                       998,651          7,187         2.89
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                                             1,454,193          9,664         2.67
 Other borrowings                                                                    172,872          1,454         3.37
 Subordinated debentures                                                              70,196          1,235         6.96
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                                          1,697,261         12,353         2.92
                                                                                               --------------------------
 Noninterest-bearing demand deposits                                                 198,823
 Other liabilities                                                                    16,009
 Shareholders' equity                                                                140,548
---------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                 $2,052,641
=============================================================================================

 Net interest income                                                                                $20,892
=========================================================================================================================
 Interest rate spread                                                                                              3.89%
=========================================================================================================================
 Net interest margin (1)                                                                                           4.28%
=========================================================================================================================
 Ratio of average interest-earning assets
       to average interest-bearing liabilities                                       115.38%
=============================================================================================

 Net interest income and margin
       (tax-equivalent basis) (2)                                                                   $20,935        4.29%
=========================================================================================================================

(1)   Net interest margin = net interest income / total interest-earning assets

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

-------------------------------------------------------------------------------------------------------------------------
                                                                                        For the six months ended
 (Dollars in thousands)                                                                        June 30, 2005
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Interest
                                                                                 Average          Income/       Average
                                                                                 Balance          Expense      Yield/Rate
                                                                            ---------------------------------------------
 ASSETS
 Total loans and leases                                                           $1,719,874        $61,028         7.16%
 Investment securities                                                               224,162          4,125         3.71
 Other interest-earning assets                                                         2,976             38         2.57
-------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                               1,947,012         65,191         6.75
 Other assets                                                                         89,149
---------------------------------------------------------------------------------------------
       Total assets                                                               $2,036,161
=============================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                                 $   65,475        $   165         0.51%
 Money market accounts                                                               379,029          4,287         2.28
 Savings accounts                                                                      8,531             10         0.24
 Time deposits                                                                       970,984         13,143         2.73
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                                             1,424,019         17,605         2.49
 Other borrowings                                                                    197,464          3,122         3.19
 Subordinated debentures                                                              71,182          2,480         6.93
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                                          1,692,665         23,207         2.76
                                                                                               --------------------------
 Noninterest-bearing demand deposits                                                 192,266
 Other liabilities                                                                    15,639
 Shareholders' equity                                                                135,591
---------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                 $2,036,161
=============================================================================================

 Net interest income                                                                                $41,984
============================================================================================================
 Interest rate spread                                                                                              3.99%
=========================================================================================================================
 Net interest margin (1)                                                                                           4.35%
=========================================================================================================================
 Ratio of average interest-earning assets
       to average interest-bearing liabilities                                       115.03%
=============================================================================================

 Net interest income and margin
       (tax-equivalent basis) (2)                                                                   $42,073        4.36%
=========================================================================================================================

(1)   Net interest margin = net interest income / total interest-earning assets

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                   For the three months                      For the six months
                                                                      ended June 30,                           ended June 30,
 (Dollars in thousands, except per share data)                  2005                 2004                 2005                2004
------------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
------------------------------------------------------------------------------------------------------------------------------------
 Basic Earnings                                                $ 0.42               $ 0.38               $ 0.86             $ 0.73
 Diluted Earnings                                                0.40                 0.37                 0.83               0.71
 Book value (at period end)                                     11.68                 9.67                11.68               9.67
 Dividends declared                                             0.075                0.070                0.075              0.070

------------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
------------------------------------------------------------------------------------------------------------------------------------
 Basic                                                     12,533,323           12,074,336           12,344,858          12,034,868
 Diluted                                                   12,894,426           12,504,682           12,801,220          12,484,025

------------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
------------------------------------------------------------------------------------------------------------------------------------
 Return on average assets                                       1.02%                1.05%                1.05%               1.04%
 Return on average total shareholders' equity                  14.92%               15.98%               15.79%              15.49%
 Efficiency ratio                                              54.98%               52.10%               51.98%              54.02%

------------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Real estate mortgage:
      Commercial                                                                                    $  525,638          $  461,435
      One-to-four family residential                                                                    96,211              84,633
 Real estate construction                                                                              274,822             254,982
 Commercial                                                                                            392,892             377,322
 Installment and consumer:
      Guaranteed student loans                                                                         383,585             292,858
      Other                                                                                             24,132              27,531
                                                                                               ----------------    ----------------
          Total loans, including loans held for sale                                                $1,697,280          $1,498,761
 Less:  Allowance for loan losses                                                                      (20,841)            (17,155)
                                                                                               ----------------    ----------------
          Total loans, net                                                                          $1,676,439          $1,481,606
                                                                                               ================    ================

                             SOUTHWEST BANCORP, INC.

              UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                              June 30,          December 31,           June 30,
 (Dollars in thousands, except per share data)                                  2005                 2004                2004
------------------------------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Nonaccrual loans (1)                                                           $    9,955           $   22,230          $   14,301
 Restructured loans                                                                     --                   --                  --
 90 day past due and accruing (2)                                                    1,427                  929               3,663
                                                                          -----------------    -----------------   -----------------
      Total nonperforming loans (3)                                             $   11,382           $   23,159          $   17,964
                                                                          =================    =================   =================
 Other real estate owned                                                            $9,761               $4,937          $    2,087
 Allowance for loan losses as a percentage of total loans                            1.23%                1.17%               1.14%
 Allowance for loan losses as a percentage of nonperforming
      loans                                                                        183.10%               82.00%              95.50%
 Nonperforming loans as a percentage of total loans                                  0.67%                1.43%               1.20%
 Nonperforming assets as a percentage of total loans and other
      real estate                                                                    1.24%                1.72%               1.34%

 Total charge-offs                                                              $    6,078           $   10,034          $    2,522
 Total recoveries                                                                      633                1,148                 264
                                                                          -----------------    -----------------   -----------------
      Net charge-offs                                                           $    5,445           $    8,886          $    2,258
                                                                          =================    =================   =================
 Net charge-offs as a percentage of average loans                                    0.64%                0.58%               0.32%

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 CAPITAL RATIOS AT PERIOD END:
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 Leverage ratio                                                                     10.20%                8.61%               8.96%
 Tier I capital ratio                                                               12.67%               10.88%              10.69%
 Total capital ratio                                                                13.92%               13.92%              13.98%
 Tier I capital                                                                 $  209,085           $  168,847          $  157,502
 Total capital                                                                     229,745              216,038             205,909
 Total risk adjusted assets                                                      1,650,154            1,552,326           1,473,396

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 OTHER MISCELLANEOUS INFORMATION AT PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
 Goodwill                                                                       $      194           $      194          $      194
 Mortgage Servicing Rights                                                           1,271                1,213               1,159
 Non-mortgage Servicing Rights                                                          67                   76                  86
                                                                          -----------------    -----------------   -----------------
      Total Intangible Assets                                                   $    1,532           $    1,483          $    1,439
                                                                          =================    =================   =================

 1-4 family mortgage loans serviced for others                                  $  130,699           $  125,353          $  122,705
 Intangible amortization expense                                                       193                  327                 159

 FTE employees                                                                         365                  355                 331
 Number of ATMs                                                                        291                  289                 285
 Number of branches (4)                                                                 13                   11                   9
 Number of loan production offices                                                       3                    5                   2


(1) The government-guaranteed portion of loans included in these totals were $1.7 million, $1.4 million, and $1.4 million, respectively.

(2) The government-guaranteed portion of loans included in these totals were $9,000, $38,000, and $215,000, respectively.

(3) The government-guaranteed portion of loans included in these totals were $1.7 million, $1.5 million, and $1.6 million, respectively.

(4) Includes branches for which regulatory approval has been received, but which were not accepting deposits at June 30, 2005.


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